Exhibit 10.4

Execution Version

Facilities Sharing Agreement

LIBERTY PROPERTY HOLDINGS, INC.

12300 LIBERTY BOULEVARD

ENGLEWOOD, CO 80112

July 14, 2025

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Legal Department

Re:	Facilities Sharing Agreement

Ladies and Gentlemen:

Liberty Broadband Corporation, a Delaware corporation (“Liberty Broadband”), has effected, or will shortly effect, the spin-off (the “Spin-Off”) of GCI Liberty, Inc., a Nevada corporation (“SpinCo”), by means of a pro rata distribution to the holders of record of Liberty Broadband’s Series A common stock, Series B common stock and Series C common stock of the corresponding series of SpinCo’s GCI Group common stock. To that end, Liberty Broadband and SpinCo have entered into a Separation and Distribution Agreement, dated as of June 19, 2025 (the “Separation and Distribution Agreement”), pursuant to which various assets and businesses of Liberty Broadband and its subsidiaries have been, or will be, transferred to SpinCo and its subsidiaries.

As you are aware, Liberty Property Holdings, Inc., a Delaware corporation (“LPH”), is the owner of 12300 Liberty Boulevard, Englewood, Colorado (the “Premises”) and is a wholly-owned subsidiary of Liberty Media Corporation, a Delaware corporation (“Liberty Media” or “Provider”). SpinCo desires to occupy and use a portion of the office and parking facilities within the Premises for a fee following the Spin-Off.  Liberty Media and LPH are amenable to such a sharing arrangement, on the terms and subject to the conditions set forth in this facilities sharing agreement (this “Agreement”).

As you are also aware, in connection with the Spin-Off, Liberty Media and SpinCo have entered into a services agreement, dated July 14, 2025 (the “Services Agreement”), pursuant to which Liberty Media will provide to SpinCo the services described therein on the terms set forth therein from and after the date of the Spin-Off (the “Spin-Off Effective Date”).

Based on the premises and the mutual agreements of the parties set forth in this Agreement, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, SpinCo, LPH and Liberty Media hereby agree as follows:

Section 1.  Use of Facilities. The shared facilities consist of 62,523 square feet, in the aggregate, of fully-furnished executive offices, working stations for secretarial and other support staff and common areas, including the main reception area, conference facilities, hallways, stairways, restrooms, kitchenettes, the employee cafeteria, and the fitness area (collectively, the “Shared Facilities Space”), plus access to parking facilities, located within the Premises. Notwithstanding anything to the contrary, Provider, SpinCo and LPH may mutually agree in writing to adjust the Shared Facilities Space and corresponding square footage from time to time.

Section 2.  Sharing Fee. SpinCo will pay to LPH a monthly fee (the “Sharing Fee”), by wire or intrabank transfer of funds or in such other manner as may be agreed upon by the parties, in arrears on or before the last day of each calendar month beginning with the first full calendar month following the date of the Spin-Off, equal to one-twelfth of the sum of (A) the product of (i) an agreed-upon Facilities Percentage (as defined below) multiplied by (ii) the product of the total square footage of space within the Shared Facilities Space and the Square Foot Rate (as defined below), plus (B) the Annual Allocation Expense (as defined below). For this purpose, SpinCo and LPH agree that, until December 31, 2025, the fair market “fully loaded” rental rate per square foot, for space comparable to the Shared Facilities Space in Englewood, Colorado will be $39.84 per square foot (the “Square Foot Rate”). The Square Foot Rate will be automatically increased on the first day of the first month of each calendar year thereafter in an amount equal to the percentage increase in the U.S. Department of Labor Consumer Price Index All Items, All Urban Consumers Denver-Aurora-Lakewood for the same period. The Square Foot Rate does not include charges for expenses related to the use of the Shared Facilities Space, including, but not limited to, utilities, security and janitorial services, office equipment rent, office supplies, use of the cafeteria facilities onsite at the Shared Facilities Space, maintenance and repairs, telephone, satellite, video and information technology (including network maintenance and data storage, computer and telephone support and maintenance, and management and information systems (servers, hardware and related software)) (the “Allocations”). With respect to each calendar year during the Term (as defined below), SpinCo shall reimburse LPH in an amount (the “Annual Allocation Expense”) equal to the product of (x) the aggregate amount of the estimated Allocations for such year, as determined in good faith by LPH and notified to SpinCo prior to the commencement of such calendar year, and (y) the Facilities Percentage applicable to such calendar year; provided that, if the Facilities Percentage changes during any calendar year, the Annual Allocation Expense applicable to such calendar year shall be adjusted accordingly.

The “Facilities Percentage” is the percentage of the Shared Facilities Space that Provider estimates, in good faith, will be used to provide services to SpinCo under the Services Agreement.  The initial Facilities Percentage will be determined by Provider on or prior to the Spin-Off Effective Date, and Provider and SpinCo will review and evaluate the Facilities Percentage for reasonableness semiannually during the Term and will negotiate in good faith to reach agreement on any appropriate adjustments to the Facilities Percentage. Based on such review and evaluation, Provider and SpinCo will agree on the appropriate effective date (which may be retroactive) of any such adjustment to the Facilities Percentage.

Provider and SpinCo will also review and evaluate the Annual Allocation Expense for reasonableness semi-annually during the Term, and will negotiate in good faith to reach agreement on any appropriate adjustments to the Annual Allocation Expense based on such review and evaluation.

SpinCo’s obligation to pay any unpaid amounts of the Sharing Fee or Annual Allocation Expenses in respect of any period during the Term will survive the expiration or earlier termination of this Agreement.

Section 3.  Term.

(i)            The term of this Agreement will commence on the Spin-Off Effective Date and will continue until the third anniversary of the Spin-Off Effective Date (the “Term”).

(ii)           This Agreement will be terminated prior to the expiration of the Term upon the following events:

•	by SpinCo at any time upon at least 30 days’ prior written notice to LPH (provided the Services Agreement is not then still in effect);

•	concurrently with the termination of the Services Agreement;

•	immediately upon written notice (or any time specified in such notice) by LPH to SpinCo if SpinCo shall default in the performance of any of its material obligations hereunder and such default shall remain unremedied for a period of 30 days after written notice thereof is given by LPH to SpinCo;

•	immediately upon written notice (or at any time specified in such notice) by LPH to SpinCo if a Change in Control (as defined below) or Bankruptcy Event (as defined below) occurs with respect to SpinCo; or

•	immediately upon written notice (or at any time specified in such notice) by SpinCo to LPH if a Change in Control or Bankruptcy Event occurs with respect to Liberty Media.

For purposes of this Section 3(ii), a “Change in Control” will have the meaning ascribed thereto in the Services Agreement.

For purposes of this Section 3(ii), a “Bankruptcy Event” will have the meaning ascribed thereto in the Services Agreement.

Section 4.   Miscellaneous.

(i)  Entire Agreement; Severability. This Agreement, the Services Agreement and the Separation and Distribution Agreement constitute the entire agreement among the parties hereto or thereto, as applicable with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision is determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof. If the cost of any service to be provided to SpinCo under the Services Agreement is included in the Annual Allocation Expense payable hereunder, then the cost of such service shall not also be payable by SpinCo under the Services Agreement.

(ii)  Notices.  All notices and communications hereunder will be in writing and will be deemed to have been duly given if (a) delivered personally or mailed, certified or registered mail with postage prepaid, or (b) sent by email (provided that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient), addressed as follows:

If to LPH:

Liberty Property Holdings, Inc.

c/o Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention:  Chief Legal Officer

Email: [Separately Provided]

If to SpinCo:

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention:  Chief Legal Officer

Email: [Separately Provided]

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing.  All such notices and communications will be deemed to have been given on the date of delivery if sent by email or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received.

(iii)  Governing Law.  This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

(iv)  No Third-Party Rights.  Nothing expressed or referred to in this Agreement is intended or will be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

(v)   Assignment.  This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns.  Except as expressly contemplated hereby, this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, provided, however, that LPH and SpinCo may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned subsidiaries, but such assignment shall not relieve the assignor of its obligations hereunder.

(vi)  Amendment. Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by both parties hereto.

(vii)  Further Actions.  The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

(viii)  Force Majeure.  Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party’s reasonable control. Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party’s reasonable control.

If the foregoing meets with your approval, kindly execute below and return a copy to the undersigned.

Very truly yours,

LIBERTY PROPERTY HOLDINGS, INC.

By:	/s/ Brittany A. Uthoff
Name: Brittany A. Uthoff
Title: Vice President

Accepted and agreed this 14th day of July, 2025:

GCI LIBERTY, INC.

By:	/s/ Brittany A. Uthoff
Name: Brittany A. Uthoff
Title: Vice President and Assistant Secretary

LIBERTY MEDIA CORPORATION

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

Signature Page to Facilities Sharing Agreement